Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Westwater Resources, Inc., of our report dated March 20, 2025, relating to the consolidated financial statements of Westwater Resources, Inc. (the Company) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Baker Tilly US, LLP

(formerly, Moss Adams LLP)

Denver, Colorado

June 27, 2025

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